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EXHIBIT 2.2

                               [On ATI Letterhead]

November 27, 2002

Mr. Allan Klepfisz
Chairman & CEO
LTD Network Inc.
855 Folsom Street
#919
San Francisco, CA  94017

RE: AMENDMENT NO. 1 TO THE LETTER OF INTENT BETWEEN ADVANCED TECHNOLOGY INDUSTRIES, INC. ("ATI") AND LTD NETWORK INC. ("LTDN")

Dear Mr. Klepfisz:

After further consideration, due diligence and discussions, ATI and LTDN each wish to amend the original letter of intent dated October 16, 2002 (the "Original Letter of Intent") and add Reseal Ltd. ("Reseal") and Cetoni GMBH ("Cetoni") as parties thereto. Accordingly, ATI, LTDN, Reseal and Cetoni further agree as follows:

1. Since the due diligence for the proposed merger or acquisition between the parties (the "Acquisition") conducted by LTDN of ATI has become more protracted and involved than originally considered and the consequences of not consummating the Acquisition will be deemed greatly adverse to LTDN and its interests, LTDN shall be entitled to a break-up fee (the "Break-Up Fee") in the event the Acquisition fails to occur because of the following: (a) ATI chooses or opts not to proceed with or consummate the Acquisition in accordance with the terms and conditions set forth in such original letter of intent or (b) despite ATI's willingness to proceed and consummate the Acquisition on its part, it is unable or fails to deliver and transfer on a timely basis, in consideration of the Acquisition, enough shares of its common stock to, and in the name of, LTDN, its shareholders or its designees so that LTDN, its shareholders or designees receive in the aggregate at least a majority of all the then issued and outstanding shares of ATI's common stock.

2. The Break-Up Fee shall consist of complete and effective assignments by ATI and/or its subsidiaries of the Star Can Patents in all jurisdictions where applications have been filed and patents have been issued to LTDN. The Star Can Patents are covered by a Pledge and Security Agreement dated November 27, 2002 between ATI, LTDN, Reseal, and Cetoni. The payment of the Break-Up Fee is subject to and depends upon LTDN's fulfillment of the following conditions:





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         (a) it stands ready, willing and able to proceed with and consummate the Acquisition at the time ATI fails to meet its obligations under paragraph 1 hereof, (b) it has advanced to ATI $500,000 as loans by January 30, 2003 pursuant to the secured promissory notes and a Security and Pledge Agreement referred to above, and (c) it has advanced to ATI at least an additional $500,000 as loans by March 30, 2003 pursuant to such notes and agreement. In the event that ATI's failure to meet such obligations occurs before the dates specified in subparagraph 2(b) or 2(c), LTDN is still entitled to receive the Break-Up Fee.

3. It will be deemed that ATI has chosen or opted not to proceed with or to consummate the Acquisition if it gives written notice to LTDN of its intention not to proceed or consummate such transaction, if it engages in willful delaying tactics, if it materially breaches its obligations under the formal written agreement between the parties regarding such transaction, if it makes unreasonable material demands of LTDN beyond those contemplated in the amended letter of intent, if it enters into an agreement or otherwise proceeds with a third party involving such transaction. Other circumstances may arise and be construed hereunder as causing ATI to choose or opt not to proceed with or close such transaction so as to trigger the Break-Up Fee.

4. In the event the Break-Up Fee becomes due and payable, ATI and/or its subsidiaries shall cooperate fully in preparing, executing, and filing any and all documents, papers, and instruments necessary to transfer and deliver all rights, title and interest to LTDN regarding the Star Can Patents referred to above and secured by the Security and Pledge Agreement.

5. If LTDN obtains the Break-Up Fee contemplated hereunder, the promissory notes pertaining to the Star Can Patents as security thereunder shall be deemed fully satisfied and extinguished.

6. In the event that LTDN receives an assignment of the Star Can Patents as a Break-Up Fee, LTDN shall honor and pay the royalties due Alice Schlattl, Ralph Schattl, Susanne Schlattl, Claudia Schreiner of Passau Germany, the inventors of the resealable cans, already agreed to by ATI not to exceed 1% and shall cooperate with them in regard to any improvements thereof and compensate him accordingly.

7. The Original Letter of Intent and all amendments thereto shall be governed by, and construed in accordance with the laws of the Sate of New York without giving effect to the principles of conflict of law thereof.





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If the following accurately and completely reflects our understanding, kindly sign the copy of this letter in the space provided therefor, whereupon this letter shall become an effective and binding amendment of the Original Letter of Intent concerning the Acquisition.

                                            Very Truly Yours,

AGREED and ACCEPTED                         ADVANCED TECHNOLOGY
This __ day of November, 2002               INDUSTRIES INC.

LTDN Network Inc.                           By
                                               ---------------------------------
                                               Hans J. Skrobanek, President
By
   ----------------------------------
Allan Klepfisz
Chairman and CEO                            RESEAL LTD.

                                            By
                                               ---------------------------------
                                                      , President

                                            CETONI GMBH

                                            By
                                               ---------------------------------
                                                      , President